Exhibit 99.1

NEWS RELEASE

Tuesday, November 9, 2004

FOR IMMEDIATE RELEASE

Petro Stopping Centers Announces Third Quarter Results and Conference Call

EL PASO, TX — November 9, 2004 — Petro Stopping Centers, L.P. today announced operating results for the third quarter and nine months ended September 30, 2004.

FINANCIAL HIGHLIGHTS

Revenue for the third quarter 2004 of $338.2 million was $66.5 million higher than the same period in 2003. The increase was mainly due to higher fuel revenues, as a result of increased fuel gallons sold, and an increase in our average retail-selling price of fuel, in addition to, improved non-fuel sales. EBITDA for the quarter increased $461,000 to $13.0 million, while net income decreased $629,000 to $3.5 million due to increased interest expense. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

Revenue for the nine months ended September 30, 2004 of $940.1 million was 18.3% higher than 2003. EBITDA for the nine month period rose 5.9% to $35.2 million. The net loss for the period of $396,000 is primarily due to costs associated with our February 9, 2004 refinancing transactions and increased interest expense.

ANALYST CONFERENCE CALL

Jim Cardwell, Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Treasurer, will host a conference call on Wednesday, November 10, 2004 at 1:30 p.m. eastern time to discuss earnings results. The phone number to access the conference call is (888) 428-4472.

Petro Stopping Centers Announces 3rd Quarter Results	Page 2

ABOUT PETRO

Petro Stopping Centers, L.P. is one of the leading travel plaza operators in the U.S. The Company has a nationwide network of 37 company-operated and 24 franchised locations. The Company provides high quality multi-service facilities, with most sites featuring separate diesel and gasoline fueling facilities, Iron Skillet® restaurants, travel & convenience stores, and Petro:Lube® truck maintenance and repair centers.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. While these statements are based on the Company’s best estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income (loss) before interest expense, net, depreciation and amortization, cumulative effect of a change in accounting principle, and any one-time charges, less interest income and equity in income (loss) of affiliates. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION

Mr. Edward Escudero

Chief Financial Officer and Treasurer

(915) 779-4711

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net revenues:
Fuel (including motor fuel taxes)	$204,782	$270,145	$607,885	$743,662
Non-fuel	66,919	68,046	186,588	196,469

Total net revenues	271,701	338,191	794,473	940,131

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	193,544	257,861	576,556	709,731
Non-fuel	27,457	27,249	74,835	78,683
Operating expenses	34,102	35,380	98,333	103,779
General and administrative	4,018	4,630	11,499	12,664
Depreciation and amortization	3,887	3,870	11,539	11,540
Loss on disposition of fixed assets	3	33	12	66

Total costs and expenses	263,011	329,023	772,774	916,463

Operating income	8,690	9,168	21,699	23,668

Loss on retirement of debt	—	—	—	(6,164)
Retired debt restructuring costs	—	—	—	(794)
Equity in income of affiliate	196	240	354	398
Interest income	16	49	46	100
Interest expense	(4,769)	(5,953)	(14,633)	(17,604)

Income (loss) before cumulative effect of a change in accounting principle	4,133	3,504	7,466	(396)

Cumulative effect of a change in accounting principle	—	—	(397)	—

Net income (loss)	$4,133	$3,504	$7,069	$(396)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
Net income (loss)	$4,133	$3,504	$7,069	$(396)
Add:
Interest expense	4,769	5,953	14,633	17,604
Depreciation and amortization	3,887	3,870	11,539	11,540
Cumulative effect of a change in accounting principle	—	—	397	—
Loss on retirement of debt	—	—	—	6,164
Retired debt restructuring costs	—	—	—	794
Less:
Interest income	(16)	(49)	(46)	(100)
Equity in income of affiliate	(196)	(240)	(354)	(398)

EBITDA	$12,577	$13,038	$33,238	$35,208